Exhibit 10.13

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) effective as of October 1, 2006 by and between Aerospace/Defense, Inc., a South Carolina corporation (hereinafter call the “Landlord”) and Force Protection Industries, Inc. and Force Protection, Inc., Nevada corporations (collectively, the “Tenant”).

RECITALS

1.                                      By industrial Lease effective as of January 15, 2006, as amended by instrument dated as of May 1, 2006, entitled “First Amendment to Lease” (“First Amendment”) and further amended by instrument dated as of July 1, 2006, entitled “Second Amendment to Lease” (“Second Amendment”), the Landlord leased unto Tenant certain premises within Building No. 1 situated in an industrial project (the “Project”) located in Ladson (Charleston County), South Carolina. The Industrial Lease as amended by the First and Second Amendments shall hereinafter be referenced collectively as the “Lease.” By the execution of this third Amendment, the parties intend to amend the Lease according to the terms of Subsection 27K of the Lease. Each capitalized term used and not otherwise defined or modified herein shall have the meaning ascribed thereto in the Lease.

2.                                      At the request of the Tenant, the Landlord has agreed to modify the term “Premises” under the terms, conditions and reservations hereunder as follows:

A.                                   Adding a total of 70,507 square feet to Paragraph 1A, Clause (i) of the Lease which square footage is comprised of and added to the definition of “Leased Area” as of the dates listed below:

1.                                      1,040 square feet comprised of an area measuring approximately 13 feet by 80 feet located in the mezzanine above D-Bay in Building No. 1 as shown on Exhibit A to this Amendment (being the remaining portion of D-Bay mezzanine not heretofore leased to the Tenant) — to become a portion of the Leased Area as of November 1, 2006;

2.                                      38,419 square feet comprised of two areas of C-Bay in Building No. 1, one area measuring approximately 114 feet by 241 feet and delineated as “Area (C)” on Exhibit B to this Amendment and the other area measuring approximately 55 feet by 199 feet and delineated as “Area (D)” on Exhibit B (being the remaining portion of C-Bay not heretofore leased to the Tenant) — to become a portion of the Leased Area as of November 1, 2006;

3.                                      (a)                                  3,540 square feet of floor area measuring approximately 59 feet by 60 feet of A-Bay of Building No. I together with the existing 4 truck docks and doors (representing the eastern portion of A-Bay situated to the east of and adjacent to that portion of A-Bay currently leased to Z-Man Fishing Products, Inc. and to the north of a portion of B-Bay currently leased to the Tenant) and delineated as “Area A” on Exhibit C to this Amendment — to become a portion of the Leased Area as of November 1, 2006;

3.                                      (b)                                 10,620 square feet of floor area measuring approximately 180 feet by 59 feet of A Bay of Building No. 1 (representing the western portion of the industrial area of A Bay situated to the west of and adjacent to that portion of A Bay referenced in subsection 3(a) above) and delineated as “Area B” on Exhibit C to This Amendment — to become a portion of the Leased Premises as of December 1, 2006;

3.                                      (c)                                  2,880 square feet of floor area measuring approximately 12 feet by 240 feet of B Bay of Building I and delineated as “Area C” on Exhibit C to this Amendment — to become a portion of the Leased Premises as of December 1, 2006; and

3.                                      (d)                                 5,952 square feet of floor area measuring approximately 16 feet by 372 feet of B Bay of Building No. 1 and delineated as “Area D” on Exhibit C to this Amendment (note — the Leased Area under this subparagraph (d) does not include a 7-foot wide strip of floor area adjacent to and running along the northern edge of the Machine Pit as shown on Exhibit C) — to become a portion of the Leased Area as of December 1, 2006.

4.                                      4,936 square feet comprising office areas shown as the cross-hatched area on Exhibit D to this Amendment (being the remaining office area on the northern side of Building No. 1 not heretofore leased to the Tenant) — to become a portion of the Leased Area as of January 1, 2007; and

5                                         3,120 square feet (measuring approximately 13 feet by 240 feet) and comprising the floor area of the mezzanine situated between B-Bay and C-Bay of Building No. 1 as shown on Exhibit E to this Amendment — to become a portion of the Leased Area as of January 1, 2007.

For clarification, once all the additional square footage referenced in subsections 2A1 through 2A5 above have become added to and a part of the Leased Area as hereinabove provided, the total square footage of Leased Area shall total 169,767 square feet (26,180 square feet referenced in Clause (i) of Paragraph 1A of the original Lease, plus 35,529 square feet referenced in the First Amendment and 37,551 square feet referenced in the Second Amendment and 70,507 square feet referenced above).

B.                                     Modifying Clause (ii) of Paragraph 1A to read as follows: . . (ii) the fixtures located therein, including the Paint Spray Booth shown, and marked on Exhibit A as “Paint,” the Sandblast Booth shown and marked on Exhibit A as “Blast,” 100 HP compressor and 75 HP compress (the “Compressors”) and other machinery associated with the Paint Booth, Sandblast Booth and Compressors as listed on Exhibit A-1, but excluding any overhead cranes located above Bay B, but including the use of (x) the radio controlled overhead/bridge crane located above the floor area of Bay D (the “D-Crane”), (y) the radio controlled overhead/bridge crane located above the floor area of Bay C (the “C-Crane”), and (z) (as of December 1, 2006) the three overhead/bridge cranes located above the floor area of Bay A (the “A-Cranes”).

C.                                     Modifying Paragraph 1A by adding a new Clause “(iv)” to read as follows:

…, the “Common Areas” (hereinafter defined), and (iv) two outdoor areas for the testing of vehicles (collectively, the “Outdoor Testing Areas”) described as (y) approximately 500 feet of the entrance road (connecting Highway 78 and Stoney Road and located to the east of the common parking areas) (the “Entrance Road”) running from a point adjacent the southeastern corner of the Building No. 3 common parking area and running in a southerly direction for 500 feet to a point north of the location of the Entrance Road across which railroad tracks have been installed — shown as the redline on Exhibit F to this Amendment and marked “Vehicle Brake Test Track” thereon (the “Brake Test Area”) and (z) an approximately 25 foot wide area running westerly from the Entrance Road and continuing around the former pond area (on which pond area the Landlord is growing pine trees) — shown as the green line on Exhibit F to this Amendment and marked “FPII Vehicle Obstacle Course” thereon (the “Obstacle Course Area”).

The use by the Tenant of the Outdoor Testing Areas shall be subject to all of the terms, conditions and provisions of the Lease and this Amendment, especially including, without limiting the forgoing, those provisions contained in Paragraph 12 of this Amendment.

The D-Crane, C-Crane, A-Cranes and jib cranes located in Building No. 1 (the “Jib Cranes”) shall be included within the definition of “Equipment” as that term is defined in Paragraph 1A of the Lease. There are approximately 25 Jib Cranes (of one and two tons each) located throughout Building No. 1. Tenant agrees not to remove any of the Jib Cranes from Building No. 1 without the prior written consent of the Landlord.

3.                                      In consideration for amending the Lease as referenced in Recitals 1 and 2 above, the Tenant agrees to amend Paragraph 3A (a) by increasing the Base Rent for the Leased Area as hereinafter provided.

4.                                      The Landlord and Tenant now wish to enter into this Amendment to amend the Lease according to the terms, provisions and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises given one to the other, the parties do hereby covenant and agree to amend and modify the Lease as follows:

1.                                      All the recitals set forth above in the “Recitals” clauses are hereby made an integral part of this Agreement.

2.                                      Paragraph 1 (The Premises), Section A, Clause (i) of the Lease is modified by adding to the definition of Leased Area 70,507 square feet according to Recital 2A above for a total square footage of Leased Area in Building No. 1 of 169,767 square feet.

3.                                      Paragraph 1 (The Premises), Section A, Clause (ii) of the Lease is modified according to Recital 2B above.

4.                                      Paragraph 1 (The Premises), Section A of the Lease is modified according to Recital 2C above.

5.                                      Paragraph 4D and Paragraph 5A are hereby amended by amending the square footage of the Leased Area and the pro rata percentage share based on the square footage of the Leased Area.

6.                                      Paragraph 5B(vi) of the Lease is modified by deleting the Hallways (shown on Exhibit D to the Second Amendment) adjacent to the offices and restrooms (leased under the Second Amendment) from the meaning of Common Areas. For clarification, these areas were added to the meaning of “Common Areas” pursuant to Paragraph 4 of the Second Amendment, but with the execution of this third Amendment, the Tenant is now leasing the entire office area of Building No. 1, such Hallways and Restrooms should not be included within the meaning of Common Areas.

7.                                      Paragraph 5B is modified by adding the following subparagraphs after the existing subparagraph (viii):

(ix)                              It is understood that the road-testing of armor-plated vehicles and other similar heavy vehicles within the Project is prohibited with the sole exception that such vehicles may be road-tested within the Outdoor Testing Areas defined in Recital 2C above. The meaning of “road-testing” in the previous sentence includes exceeding the speed limit, making sudden sharp turns and sudden stops, and accelerating at high speeds.

(x)                                 It is acknowledged that the Landlord is repaving the parking lot in front (north) of the office area of Building No. 1 (the “Front Parking Lot”). It is understood that the Front Parking Lot is designed and constructed for the parking of automobiles and light-duty truck traffic (such as, for example, US Postal Service, Federal Express, and other light-duty delivery trucks). No heavy vehicles (such as, for example, tractor trailer trucks and armor-plated vehicles) will be allowed on or within the Front Parking Lot.

Any damage to the Front Parking Lot caused by the Tenant or any of its employees, contractors or invitees in violation of this paragraph will be for the account of the Tenant.

8.                                      Notwithstanding any term or provision contained in this Amendment and the Lease, the Landlord reserves to itself and other occupants and tenants of Building No. 1 and their respective employees and invitees the non-exclusive access and rights of ingress and egress across, and use of, certain portions of the Premises as follows:

A.                                   Pedestrian and vehicular access across the area that measures approximately 15 feet on each side of and including the railroad tracks running near and parallel along the western boundary of C-Bay. For clarification, this access area (which is marked “RR Track” on Exhibit B) is retained by the Landlord in order to drive vehicles (such as, for example, switch engine, railroad engine, mobile crane and other vehicles) across C-Bay to and from Bay B and from time-to-time transport materials across this access area;

B.                                     The four (4) truck docks and truck doors at the east end of A-Bay (referenced in Recital 2A(3) above) for loading and unloading purposes and pedestrian and forklift (and similar vehicles) access across A-Bay leading to and from the four (4) truck docks to other areas of Building No. 1 not now leased to the Tenant (for example, the west end of B-Bay).

The area reserved for access and use under this Paragraph 8 of this Amendment shall not be blocked by either party during the term of this Lease. The parties agree to cooperate with each other so that neither party unreasonably interferes with the business, operations, employees and invitees of the other party while ingress and egress rights are being utilized by the Landlord and other occupants and tenants of Building No. 1 as contemplated under this Paragraph 8.

9.                                      For avoidance of doubt, the parties acknowledge and reaffirm Paragraph 1B of the Lease (as well as the other terms and provisions thereof not inconsistent with the terms and provisions of this Amendment) under which the Landlord makes no representations or warranty as to the condition of the Premises and the Tenant represents to the Landlord that Tenant has examined the physical conditions of (a) the 70,507 square feet to be added to the Leased Area according to Paragraph 2 of this Amendment and (b) the Brake Test Area and the Obstacle Course Area (both of which comprise the Outdoor Testing Areas) and has found them satisfactory for all purposes hereof and the Tenant accepts the Leased Area in their present condition, “As-Is.” It is contemplated that the Tenant will renovate the office area referenced in Paragraph 2A(4) of the Recitals including installing new carpeting and HVAC systems.

10.                                Paragraph 3A (a) is amended so that the entire subsection (a) shall read as follows:

(a)                                  For the Leased Area –

(i)                                  Beginning on the Commencement Date through March 31, 2006 –no Base Rent shall be due.

(ii)                               From April 1, 2006 through June 30, 2006, the monthly Base Rent shall be $8,181.25 per month.

(iii)                            From July 1, 2006 through October 31, 2006, the monthly Base Rent shall be $31,018.75.

(iv)                           From November 1, 2006 through November 30, 2006 (one (1) month), the monthly Base Rent shall be $42,843.48.

(v)                                From December 1, 2006 through December 31, 2006 (one (1) month), the monthly Base Rent shall be $48,192.78.

(vi)                             From January 1, 2007 through the remainder of the first Lease Year, the monthly Base Rent shall be $50,408.18. The net effect is that overall rent goes down from $3.75 to $3.56 a square foot.

11.                                Paragraph 9B of the Lease (Care and Maintenance of the Leased Area) is amended by adding the following to the existing paragraphs:

It is acknowledged that the Tenant has cut and installed utility trenches in the concrete flooring of D-Bay and may desire to cut and install utility trenches in C-Bay. Prior to cutting and installing any additional utility trenches within the Leased Area, the Tenant shall be required to obtain prior written approval and consent from the Landlord. Prior to the expiration or termination of this Lease, the Tenant, at its sole cost and expense, will fill all utility trenches cut and installed by or on behalf of the Tenant (with rebar and with the same or better grade of concrete existing at the commencement of this Lease) and place the concrete flooring in the same condition as it was at the commencement of the Lease; provided, however, prior to filling such utility trenches, the Tenant shall notify the Landlord in writing (the “Tenant’s Notice”) and the Landlord shall have the right to designate in writing those portions of the utility trenches that the Landlord desires to remain unfilled. For clarification, if, after the Tenant’s Notice is delivered to the Landlord, the Landlord does not specify in writing to the Tenant within ten (10) days of receipt by the Landlord of the Tenant’s Notice which trenches the Landlord desires to remain unfilled, the Tenant shall fill all such utility trenches as required above.

12.                                Paragraph 9 (Maintenance and Repair) is amended by adding the following subparagraph D:

D.                                    Use, Care and Maintenance of the Outdoor Testing Areas.

(a)                                  General Provisions

(i)                                     The Tenant agrees to accept the Outdoor Testing Areas in their current “As-Is,” “Where-Is” condition and the Landlord does not make any claims, warranties or promises whatsoever about the condition or compliance with law of the Outdoor Testing Areas. The Landlord shall not be required to take any action or make any improvements whatsoever with respect to the Outdoor Testing Areas. Throughout the period that the Outdoor Testing Areas are included in the term Premises, the Tenant shall keep the Outdoor Testing Areas in neat, clean, orderly and environmentally clean condition, free of debris and trash.

(ii)                                  The Tenant shall use the Outdoor Testing Areas for the sole purpose of daylight testing of vehicles that are manufactured within the Project and for no other purpose. Testing of its Vehicles shall occur only during daylight hours. For avoidance of doubt, the Tenant shall not allow (a) any vehicles not manufactured within the Project to be driven or tested on the Outdoor Testing Areas, and (b) any repairs or maintenance of any vehicles within the Outdoor Testing Areas. Tenant agrees to take extra precaution to ensure that no spillage occurs of any substance (including, but not limited to, oil, grease, gasoline and similar substances (collectively “Petroleum Products”)) within the Outdoor Testing Areas or any where else within the Project. It shall be the responsibility of the Tenant to ensure that no spillage of Petroleum Products occurs as a result of the Tenant’s use of the Outdoor Testing Areas. (In the event of a spill, Tenant shall immediately notify the Landlord, and the Tenant at its sole cost and expense shall promptly and diligently (until complete) and in compliance with all applicable laws, clean and remediate any area of the Project contaminated by such spillage. For further clarification, nothing contained herein shall limit the provisions of Paragraph C of Section 21 (Environmental Provisions) of this Lease.

(b)                                 Brake Test Area. It shall be the sole responsibility of the Tenant to clearly delineate the boundaries of the Brake Test Area and in this regards, the Tenant shall (i) ensure that its vehicles are tested only within the Brake Test Area and not tested within any other area of the Project (with the sole exception of the Obstacle Course Area), (ii) prior to utilizing the Brake Test Area for testing of its vehicles, install a gate across the Entrance Road at the starting (northern) end of the Brake Test Area and other clearly-marked caution barriers so that those utilizing the Entrance Road and other parts of the Project will not enter into the Brake Test Area during those times that the Tenant is testing its vehicles within the Brake Test Area, and (iii) take such other measures and actions to ensure the safety of the public. A set of keys to the gate referenced in the preceding sentence shall be provided to the Landlord, who, with other occupants of the Project, or in the case of an emergency, can use that portion of the Entrance Road comprising the Brake Test Area when the Tenant is not testing its vehicles thereon. In addition to the requirements of Section 22 (Surrender of Tenant) as they would apply to the Brake Test Area, at the termination of the Lease (with respect to the Brake Test Area), the Tenant shall repave that portion of the Entrance Road comprising the Brake Test Area. For clarification, the damage to the Entrance Road and that portion of the Entrance Road comprising the Brake Test Area caused by the breaking, sudden breaking and road testing of vehicles shall not be considered “ordinary wear and tear” and the repaving of the Brake. Test Area is intended to repair the damage to the Brake Test Area caused by the Tenant testing its vehicles thereon.

(c)                                  Obstacle Course Area -  It is understood that the use by the Tenant of the Obstacle Course Area does not include the remaining acreage owned by the Landlord, including, in particular, but without limitation, the storm water drainage ditch to the west of the Obstacle Course Areas and the areas within the former pond site (which Obstacle Course Area surrounds) and without the Obstacle Course Area which the Landlord is using for the purpose of growing trees. In order to avoid damaging the storm water ditches of the Project and the seedlings, trees and surface conditions of the remainder of the Landlord’s real property (outside the 25-foot wide Obstacle Course Area), the Tenant shall not permit anyone driving its vehicles on the Obstacle Course Area to drive outside the Obstacle Course Area, and shall take precautions to ensure that its employees and invitees testing its vehicles confine themselves to the Obstacle Course Area. It shall be the sole responsibility of the Tenant to clearly mark and delineate the boundaries of the Obstacle Course Area. The Tenant further agrees to install gates and clearly-marked caution barriers to ensure the safety of the public and to protect the seedlings and trees outside the Obstacle Course Area. To allow Landlord, governmental and regulatory personnel access to the storm water ditch and drainage system of the Project without entering the Obstacle Course Area, promptly after signing this Amendment, the Tenant agrees to install a gate (with lock) on the Project property adjacent the sewer lift station on Stoney Road. The Tenant further agrees not to (i) damage, obstruct or interfere with any of the storm water ditches within or upon the Project and (ii) allow any debris, trash or other items to fall or flow into the storm water ditch system (which could cause it to clog or damage the system). Cutting, removal and damage to trees and seedlings by Tenant or its employees or invitees (without the express prior written permission of the Landlord) shall not be permitted and will be considered a breach of this Lease.

At the termination of the Lease (with respect to the Obstacle Course Area), the Tenant shall restore and landscape the entire Obstacle Course Area to the same surficial condition and stability as existing at the execution of this Amendment. For clarification and without limiting the foregoing, such restoration and landscaping shall include leveling the surface of the Obstacle Course Area to the same level as it exists at the execution of this Amendment, filling-in holes and ruts with environmental clean dirt (substantially similar to the composition and kind of dirt currently on or near the surface of the Obstacle Course Area), reseeding with the same kind of grass currently thereon and fertilizing the seed to permit rapid growth thereon to help prevent erosion of the newly filled and seeded areas. All obstacles, articles and other items installed by the Tenant within or associated with the Obstacle Course Area shall be completely removed by the Tenant prior to such restoration and landscaping.

13.                                 This Amendment may be executed in several counterparts, each of which shall be deemed an original and such counterparts shall constitute but one and the same instrument. If this Amendment or the signature page, as executed, is transmitted by one party to the other by facsimile transmission or electronically “pdf” transmission, such transmission shall be deemed an executed original of this Amendment and of such signature.

14.                                 Except as modified by this Amendment, the Lease remains unchanged.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment under seal as of the day and year first above written.

LANDLORD:

AEROSPACE/DEFENSE, INC.

By:	/s/ M. Jerry Garfinkle

Its:	Assistant Secretary

TENANT:

FORCE PROTECTION INDUSTRIES, INC.

By:	/s/ Raymond Pollard

Its:	COO

FORCE PROTECTION, INC.

By:	/s/ Raymond Pollard

Its:	COO

See Attached Exhibits